Exhibit 99.1

Contact:	Amedisys, Inc.
Director of Investor Relations
Kevin B. LeBlanc
225.292.2031
kleblanc@amedisys.com

AMEDISYS CLOSES TLC HEALTH CARE SERVICES, INC. ACQUISITION

BATON ROUGE, Louisiana (March 27, 2008) - Amedisys, Inc. (NASDAQ: “AMED”, “the Company”), one of America’s leading home nursing companies, today announced that on March 26, 2008, it closed the acquisition of TLC Health Care Services, Inc. (“TLC”), a provider of home nursing and hospice services with 92 home health and 11 hospice agencies located in 22 states and the District of Columbia. The purchase price for TLC was $395.0 million in cash.

Amedisys financed the TLC acquisition with $500 million in new senior, unsecured credit facilities comprised of (i) a five-year $250 million revolving credit facility, (ii) a five-year $150 million term loan, and (iii) $100 million in privately-placed senior notes, which mature in years 2013 through 2015. The new $500 million in credit facilities replace the Company’s three-year $100 million unsecured revolving credit facility.

As previously disclosed, required regulatory approvals associated with the acquisition of TLC’s West Virginia agencies will result in a later closing date for the three home health and three hospice agencies located in that state. Management currently anticipates that the West Virginia regulatory approvals and separate closing will occur in the second quarter of 2008.

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the NASDAQ Global Select Market under the symbol “AMED”.

Additional information on the Company can be found at:

http://www.amedisys.com

Forward-Looking Statements

When included in this press release, words like “believes”, “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would” and similar expressions are intended to identify forward-looking statements as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those projected therein. These risks and uncertainties include, but are not limited to: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, the ability to meet debt service requirements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, including TLC, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. Amedisys expressly disclaims any obligation or undertaking to release publicly any updates or changes in its expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based.